EXHIBIT (99-1)

Summary of Directors and Officers Insurance Program

P&G Directors & Officers Insurance Program Summary

This summary states the general effect of the Company’s Directors & Officers Insurance Program.

INSURANCE COMPANY	POLICY PERIOD	COVER	LIMIT ($MILL)	UNDERLYING ($MILL)
CODA	June 30, 2006-June 30, 2007	Side A	25	nil
XL	June 30, 2006-June 30, 2007	Side A	25	25
ACE	June 30, 2006-June 30, 2007	Side A,B,C	25	50
AWAC	June 30, 2006-June 30, 2007	Side A,B,C	25	75
Arch	June 30, 2006-June 30, 2007	Side A,B,C	25	100
Starr	June 30, 2006-June 30, 2007	Side A,B,C	25	125
Axis	June 30, 2006-June 30, 2007	Side A,B,C	25	150
XL	June 30, 2006-June 30, 2007	Side A,B,C	10	175
Max Re	June 30, 2006-June 30, 2007	Side A,B,C	15	185
CODA	June 30, 2006-June 30, 2007	Side A	25	200
XL	June 30, 2006-June 30, 2007	Side A	15	225
Starr	June 30, 2006-June 30, 2007	Side A	10	240
TOTAL			250

Note- “Side A coverage” refers to Directors & Officers (“D&O”) insurance coverage that provides direct coverage to insured directors and officers for claims for which the insured company is unable or unwilling to indemnify the insured individuals. For example, the law in many states prohibits a company from indemnifying its directors or officers for shareholder derivative claims. “Side B coverage” refers to D&O coverage that indemnifies the insured company or corporation, typically in excess of a deductible, for sums that the company or corporation spends to indemnify insured directors or officers for allegedly wrongful acts covered by the terms of D&O insurance. “Side C coverage” refers to direct entity coverage provided to the insured company or corporation itself when a claim is brought against the company or corporation itself for allegedly wrongful acts covered by the terms of D&O insurance.